EXHIBIT A

Safeway 401(k) Plan & Trust

Financial Statements for the Years Ended December 31, 2004 and 2003, Supplemental Schedule as of December 31, 2004 and Report of Independent Registered Public Accounting Firm

SAFEWAY 401(k) PLAN & TRUST

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

  and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the “Plan”) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2005

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2004 AND 2003

(In thousands)

	2004	2003
ASSETS:
Investments at fair value:
Mutual funds	$593,781	$496,943
Safeway common stock	128,177	155,228
Short-term investment funds	49,786	70,022
Participant loans	35,820	32,737

Total	807,564	754,930

Investments at contract value—guaranteed investment contracts	313,325	299,402

Total investments	1,120,889	1,054,332

Contributions receivable	1,830	1,774
Due from broker for securities sold	176	1,252

Total assets	1,122,895	1,057,358
LIABILITIES:
Due to broker for securities purchased	713	717
Accrued administrative expenses	322	732

Total liabilities	1,035	1,449

NET ASSETS AVAILABLE FOR BENEFITS	$1,121,860	$1,055,909

See notes to financial statements

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2004 AND 2003

(In thousands)

	2004	2003
ADDITIONS
Investment income:
Net appreciation in fair value of investments	$25,754	$80,304
Interest and dividends	37,030	27,938

Total investment income	62,784	108,242

Participant contributions	103,531	100,812

Total additions	166,315	209,054

DEDUCTIONS
Benefits paid to participants	(98,975)	(75,854)
Administrative fees	(1,389)	(1,832)

Total deductions	(100,364)	(77,686)

TRANSFER OF NET ASSETS FROM MERGED PLANS (Note 1)	—	30,322

NET INCREASE	65,951	161,690

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,055,909	894,219

End of year	$1,121,860	$1,055,909

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	DESCRIPTION OF THE PLAN

The following description of Safeway 401(k) Plan & Trust (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2004.

General—The Plan is a defined contribution plan which generally covers employees of Safeway Inc. (the “Company”) who are age 21 or older, excluding those employees who are active participants in the Dominick’s 401(k) Plan for Union employees, the Safeway 401(k) Savings Plan or the Vons Pharmacists’ 401(k) Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Employees may elect to contribute between 1% to 25% of their eligible pay, up to a maximum contribution of $13,000 and $12,000 for the years ended December 31, 2004 and 2003, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted. During 2003, the Company merged the net assets of the Genuardi’s Retirement Savings Plan and the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan, in the amount of $30,322,000.

Participants aged 50 or over by December 31, 2004 are eligible to contribute an additional $3,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee of the Plan was Wells Fargo N.A. through July 20, 2004 and the recordkeeper is Merrill Lynch. Merrill Lynch became the trustee on July 21, 2004.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway stock, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account balance.

Participant Accounts—Each participant’s account is credited with the participant’s contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 4 years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2004 and 2003, respectively, there were 8,169 and 8,267 loans outstanding with interest rates ranging from 5.00% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period of years not to exceed the participant’s and beneficiary’s life expectancy. If a participant’s balance is $5,000 or less, the participant must receive an immediate lump sum distribution. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with the Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan’s other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits are recorded when paid.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Income Taxes - The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan administrator and the tax counsel for the Plan believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values (or contract values) of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
Safeway Common Stock	$128,177	$155,228
Merrill Lynch S&P 500 Index Fund	239,054	214,635
PIMCO Total Return Fund	89,614	86,624
State Street Research Aurora Fund	—	66,652
Guaranteed Investment Contract—CDC-IXIS WR-1027-01	74,979	71,760
Guaranteed Investment Contract—State Street Bank #97044	77,859	71,884
Guaranteed Investment Contract—Monumental MDA	75,014	71,893
SEI Stable Asset Fund	—	65,982
Evergreen Small Cap Value Fund	92,154	—

During the years ended December 31, 2004 and 2003, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2004	2003
Mutual funds	$39,383	$90,646
Safeway Common Stock	(13,629)	(10,342)

Total appreciation	$25,754	$80,304

4.	GUARANTEED INVESTMENT CONTRACTS

The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating, and rate of return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2004 and 2003, no valuation reserves were required.

The guaranteed investment contracts are fully benefit responsive and are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $313,325,129 and $299,402,500 at December 31, 2004 and 2003, respectively. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair values at December 31, 2004 and 2003 were $365,910,000 and $376,602,000, respectively.

The average yield on guaranteed investment contracts for the years ended December 31, 2004 and 2003 was 4.60% and 4.37%, respectively. The average crediting interest rate was 4.70% and 4.57% at December 31, 2004 and 2003, respectively.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan as of July 21, 2004. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,272,951 and $1,650,219 in 2004 and 2003, respectively.

******

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—SUPPLEMENTAL SCHEDULE

OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2004 (In thousands)

	Asset Name and Description	Current Value
	Guaranteed Investment Contracts:
	Bank of America 002-126, 4.48%	$22,104
	CDC-IXIS WR-1027-01, 4.60%	74,979
	Canada Life 46099, 6.02%	12,275
	John Hancock #15092, 7.00%	14,080
	Monumental MDA #00389TR, 4.44%	75,014
	Monumental SV-04240-Q, 5.90%	5,870
	Pacific Life G-26682.01, 5.44%	11,746
	State Street Bank #97044, 4.63%	77,859
	Travelers GR 18923, 3.36%	4,039
	Metropolitan Life GAC 29021, 4.84%	7,695
	Principal Life 4-20469-3, 4.37%	7,664

	Short Term Investment Funds:
	SEI Stable Asset Fund, #190-783, 4.44%	49,786

*	Safeway Common Stock (6,493,267 shares)	128,177

*	Merrill Lynch S&P 500 Index Fund (16,108,791 units)	239,054
	PIMCO Total Return Fund (8,398,645 units)	89,614
	AllianceBernstein Growth and Income Fund (13,398,883 units)	50,112
	ING International Value Fund (3,067,269 units)	54,137
	Evergreen Small Cap Value Fund (3,936,523 units)	92,154
	Chesapeake Core Growth Fund (1,893,302 units)	32,091
	Emerald Growth Gund (2,780,478 units)	36,619
	Participant Loans (8,169 loans, interest rates ranging from 5.00% to 10.50%)	35,820

	TOTAL	$1,120,889

* Represents a party-in-interest transaction.